Adicet Presents Preclinical Data at the ISCT Annual Meeting Highlighting Potential Advantages of the Non-Gene-Edited Approach for its Investigational Allogeneic Gamma Delta CAR T Cell Therapy Targeting CD20 for B Cell Malignancies

ADI-001 exhibited robust in vitro and in vivo tumor growth inhibition in multiple human lymphoma cell lines, with adaptive and innate mechanisms contributing to its anti-tumor activity

Non-gene-edited ADI-001 gamma delta CAR T cells demonstrated superior resilience to host versus graft targeting when compared to common gene-edited approaches

MENLO PARK, Calif. & BOSTON--(BUSINESS WIRE)—May 5, 2022-- Adicet Bio, Inc. (Nasdaq: ACET), a clinical stage biotechnology company discovering and developing first-in-class allogeneic gamma delta chimeric antigen receptor (CAR) T cell therapies for cancer, today announced data from a preclinical evaluation of ADI-001 at the International Society for Cell and Gene Therapy (ISCT) Annual Meeting taking place in San Francisco, May 4-7, 2022. ADI-001 is currently being evaluated in an ongoing dose escalation Phase 1 study evaluating the safety and tolerability of ADI-001 for the potential treatment of relapsed or refractory B-cell Non-Hodgkin’s lymphoma (NHL).

The extensive preclinical evaluation reported at ISCT observed that ADI-001 exhibited a predominantly naïve-like T cell memory phenotype, expressed multiple chemokine and innate-activating cell receptors and exhibited robust in vitro and in vivo tumor growth inhibition against multiple human lymphoma cell lines, with adaptive and innate activation pathways contributing to the anti-tumor activity of ADI-001.

Susceptibility to host versus graft targeting was also evaluated using mixed-lymphocyte reactions incorporating up to 13 different allogeneic lymphocyte samples. Non-gene-edited ADI-001 gamma delta CAR T cells demonstrated high levels of endogenous HLA-E expression in the unmodified state and were associated with superior resilience to lymphocyte-mediated clearance when compared to approaches commonly deployed in gene-edited allogenic cell therapy platforms (β2MKO with or without HLA-E overexpression).

“In this first view comparing Adicet’s non-gene-edited gamma delta CAR T cells to alternative and popularly-reported gene editing strategies, we appreciate the lower preclinical susceptibility to host versus graft targeting demonstrated by non-gene-edited ADI-001,” said Blake Aftab, Ph.D., Chief Scientific Officer at Adicet. “Together, the results of this extended characterization highlight potential advantages of our allogeneic gamma delta T cell platform, with adaptive and innate mechanisms contributing to the anti-tumor activity of ADI-001.”

Poster Presentation Details

Title: Evaluation of non-gene edited allogeneic “off-the-shelf” Vδ1 gδ (gamma delta) CAR T cells targeting CD20 for B cell malignancies

ePoster Presentation: Thursday, May 5 at 4:00 p.m. PT

About Adicet Bio, Inc.

Adicet Bio, Inc. is a clinical stage biotechnology company discovering and developing allogeneic gamma delta T cell therapies for cancer. Adicet is advancing a pipeline of “off-the-shelf” gamma delta T cells, engineered with CAR and T cell receptor-like targeting moieties to enhance selective tumor targeting, facilitate innate and adaptive anti-tumor immune response, and

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improve persistence for durable activity in patients. For more information, please visit our website at http://www.adicetbio.com.

Forward-Looking Statements

This press release contains "forward-looking statements" of Adicet within the meaning of the Private Securities Litigation Reform Act of 1995 relating to business and operations of Adicet. These forward-looking statements include, but are not limited to, express or implied statements regarding data from the preclinical evaluation of ADI-001, including Adicet’s beliefs and expectations regarding the potential therapeutic effects, design and success of ADI-001.

Any forward-looking statements in this press release are based on management's current expectations and beliefs of future events, and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements, including without limitation, the effect of COVID-19 on Adicet’s business and financial results, including with respect to disruptions to Adicet’s preclinical evaluations and clinical trials, business operations, and ability to raise additional capital; Adicet's ability to execute on its strategy; that positive results from a preclinical or clinical study may not necessarily be predictive of the results of future or ongoing studies; future preclinical or clinical studies may fail to demonstrate adequate safety and efficacy of Adicet’s product candidates, which would prevent, delay, or limit the scope of regulatory approval and commercialization; regulatory approval processes of the FDA and comparable foreign regulatory authorities are lengthy, time-consuming, and inherently unpredictable; and regulatory developments in the United States and foreign countries. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause Adicet's actual results to differ from those contained in the forward-looking statements, see the section entitled "Risk Factors" in Adicet's most recent Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the U.S. Securities and Exchange Commission (SEC) and subsequent filings with the SEC, as well as discussions of potential risks, uncertainties, and other important factors in Adicet's other filings with the SEC. All information in this press release is as of the date of the release, and Adicet undertakes no duty to update this information unless required by law.

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Adicet Bio Inc. Media and Investor Contacts:

Anne Bowdidge
abowdidge@adicetbio.com

Janhavi Mohite
Stern Investor Relations, Inc.
212-362-1200
janhavi.mohite@sternir.com

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